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                                                                                      Exhibit 12
                                                                                      Page 1 of 2


                                 JERSEY CENTRAL POWER & LIGHT COMPANY
            STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)
                                                       Twelve Months Ended
                               December 31, December 31,  December 31, December 31, December 31,
                                   1989         1990          1991         1992         1993
   OPERATING REVENUES          $1 549 088   $1 604 962    $1 773 219   $1 774 071   $1 935 909

   OPERATING EXPENSES           1 295 155    1 358 796     1 519 908    1 536 596    1 600 984
       Interest portion
       of rentals (A)              16 374       15 925        13 085       12 414       10 944
         Net expense  1 278 781              1 342 871     1 506 823    1 524 182    1 590 040

   OTHER INCOME:
       Allowance for funds
         used during
         construction              10 345        9 300         8 683        8 071        4 756
       Other income, net           23 142       24 519        20 664       21 519        6 281
         Total other income        33 487       33 819        29 347       29 590       11 037

   EARNINGS AVAILABLE FOR FIXED
     CHARGES AND PREFERRED
     STOCK DIVIDENDS
     (excluding taxes
     based on income)          $  303 794   $  295 910    $  295 743   $  279 479   $  356 906

   FIXED CHARGES:
       Interest on funded
         indebtedness          $   76 364   $   78 196    $   85 420   $   92 942   $  100 246
       Other interest              13 935       14 945        11 540        4 873        6 530
       Interest portion
         of rentals (A)            16 374       15 925        13 085       12 414       10 944
          Total fixed charges  $  106 673   $  109 066    $  110 045   $  110 229   $  117 720

   RATIO OF EARNINGS TO
     FIXED CHARGES                   2.85         2.71          2.69         2.54         3.03

   Preferred stock dividend
     requirement         10 875                 16 313        19 440       20 604       16 810
   Ratio of income before
     provision for income
     taxes to net income (B)        149.4%       147.7%        146.8%       144.2%       151.1%
   Preferred stock dividend
     requirement on a pretax
     basis                         16 247       24 094        28 538       29 711       25 400
   Fixed charges, as above        106 673      109 066       110 045      110 229      117 720
          Total fixed charges
            and preferred
            stock dividends    $  122 920   $  133 160    $  138 583   $  139 940   $  143 120

   RATIO OF EARNINGS TO
     COMBINED FIXED CHARGES
     AND PREFERRED STOCK
     DIVIDENDS             2.47                   2.22          2.13         2.00        2.49

                                                                            Exhibit 12
                                                                            Page 2 of 2




                                 JERSEY CENTRAL POWER & LIGHT COMPANY
             STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)






            NOTES:

            (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

            (B) Represents income before provision for income taxes of $239,187, $169,250,
                $185,698, $186,844 and $197,121 for the years 1993 through 1989, respectively, divided by income before cumulative effect of accounting change of $158,344, $117,361, $126,460, $126,532 and $131,902,
                respectively.

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